UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2011

Continental Resources Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152023	26 - 1657084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3266 W. Galveston Drive #101, Apache Junction, AZ 85120
(Address of principal executive offices) (Zip Code)

(480) 288-6530
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Continental Resources Group, Inc. (the “Company”) elected not to renew its consulting agreement with David Lieberman, pursuant to which Mr. Lieberman served as the Company’s Acting Chief Financial Officer, and Mr. Lieberman’s last day serving as the Company’s Acting Chief Financial Officer was August 31, 2011.  On September 8, 2011, Joshua Bleak was appointed as the Company’s Principal Financial Officer.

Mr. Bleak, 31, has served as a director and as Chief Executive Officer, President and Treasurer of the Company since December 24, 2009.  From December 24, 2009 to February 1, 2010, Mr. Bleak also served as the Company’s Chief Financial Officer.  Since May 2009, he has served as the President and a director of Southwest Exploration Inc., an exploration and mining company.  Since October 2008, he has served as the President and director of North American Environmental Corp., a consulting company to exploration companies.  From February 2007 to September 2008, he served as Manager of NPX Metals, Inc., an exploration and mining company.  Since January 2005 he has served as Secretary and a director of Pinal Realty Investments Inc., a real estate development company.   Since January 11, 2011, Mr. Bleak has served as Chief Executive Officer and Director of Passport Potash, Inc.  Mr. Bleak’s qualification to serve as the Company’s principal accounting officer is based on his knowledge of the Company and his experience in the mining industry.  Mr. Bleak is the son of Daniel Bleak, a director of the Company.

On December 3, 2010, in connection with a private placement, the Company sold an aggregate of $100,000 worth of units to Mr. Bleak.  Each unit consisted of one share of the Company’s common stock, par value $0.0001 per share, and one five year warrant to purchase one additional share of common stock at an exercise price of $0.50 per share for a per unit purchase price of $0.50 per share.

During the fiscal year ended March 31, 2011, the Company paid rent of $28,000 to Pinal Realty Investments Inc. pursuant to a facility lease agreement.  In April 2010, the Company entered into a month to month lease agreement whereby the rent for this office space is $1,500 per month.  In June 2010, the rent was increased to $2,500 per month due to the lease of additional space.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINENTAL RESOURCES GROUP, INC.

Date: September 12, 2011	By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President